Exhibit 99.2

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[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                                                      PRICEWATERHOUSECOOPERS LLP
                                                      1000 Morgan Keegan Tower
                                                      Fifty North Front Street
                                                      Memphis, TN 38103
                                                      Telephone: (901) 522-2000
                                                      Facsimile: (901) 523-2045


                        REPORT OF INDEPENDENT ACCOUNTANTS


March 17, 2000

To the Board of Directors of
Union Planters Corporation and
Union Planters Bank, National Association

We have examined management's assertion about Union Planters Bank, National Association's (the "Company") compliance with the minimum servicing standards (the "Standards") identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS as of and for the year ended December 31, 1999 included in the accompanying management assertion, attached hereto as Exhibit I. Management is responsible for the Company's compliance with the Standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Standards.

In our opinion, management's assertion that the Company complied with the aforementioned Standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP

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                       [LETTERHEAD OF UNION PLANTERS BANK]



                                                                       EXHIBIT I


                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS


As of and for the year ended December 31, 1999, Union Planters Bank, National Association (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond in the amount of $25,000,000 per claim and an errors and omissions policy in the amount of $25,000,000.


Union Planters Bank, National Association
March 17, 2000


/s/ Doug Miller
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Doug Miller
Executive Vice President


/s/ Mark Mosteller                                        /s/ Suzanne W. Hardage
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Mark Mosteller                                            Suzanne W. Hardage
Executive Vice President                                  Senior Vice President







                        P.O. BOX 387 O MEMPHIS, TN 38147